Exhibit 99.1

Syntel Reports First Quarter 2014 Financial Results

Highlights:

•	Q1 revenue of $219.5M, up 16% from year-ago quarter, down 2% sequentially

•	Q1 EPS of $1.39 per diluted share, up 25% from year-ago quarter, down 12% sequentially

•	Q1 cash & short term investments of $712.9M

•	Global Headcount of 24,207 on March 31, 2014, up 9% versus prior year

TROY, Mich. – April 17, 2014 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) company today announced financial results for the first quarter, ended March 31, 2014.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 16 percent to $219.5 million, compared to $189.1 million in the prior-year period, and decreased two percent sequentially from $223.3 million in the fourth quarter of 2013. During the first quarter, Banking and Financial Services accounted for 49% of total revenue, with Healthcare and Life Sciences at 17%, Retail, Logistics and Telecom at 16%, Insurance at 15% and Manufacturing at 3%.

The Company’s gross margin was 43.7 percent in the first quarter, compared to 41.1 percent in the prior-year period and 47.1 percent in the fourth quarter of 2013. Selling, General and Administrative (SG&A) expenses were 14.7 percent of revenue in the first quarter, compared to 13.6 percent in the prior-year period and 13.3 percent in the previous quarter.

The first quarter income from operations was 29.1 percent of revenue as compared to 27.5 percent in the prior-year period and 33.7 percent in the fourth quarter. The sequential decline in operating margin primarily reflects the impact of higher employee headcount and compensation-related expense and currency-related balance sheet translations.

Net income for the first quarter was $58.1 million or $1.39 per diluted share, compared to $46.4 million or $1.11 per diluted share in the prior-year period and net income of $66.3 million or $1.58 per diluted share in the fourth quarter of 2013.

During Q1, Syntel spent $3.8 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $712.9 million. The Company also added 555 net employees, ending the quarter with 24,207 employees globally.

Operational Highlights

“Syntel started 2014 on a solid footing and we look forward to building on this in the months ahead,” said Syntel CEO and President Prashant Ranade. “Our focus on our core strengths has never wavered and our customers rely on our consistency to manage through the constant change they face in their businesses.”

“We have built our company around serving the needs of our customers; this is evident in the depth of our domain expertise and our commitment to providing high value solutions tied to their evolving businesses.” said Ranade. “Our commitment to our clients’ long-term success guides many of our investments as we collaborate to achieve mutual success.”

“I am optimistic about the future opportunities this long-term view affords us and our aim is to target investments in strategic areas that will further differentiate our service offerings.”

2014 Guidance

Based on current visibility levels and an exchange rate assumption of 60 Indian Rupees to the dollar, the Company currently expects 2014 revenue of $915 to $940 million and EPS in the range of $5.10 to $5.28.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2014 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 24, 2014 by dialing (855) 859-2056 and entering “29148363”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of March 31, 2014, Syntel employed more than 24,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2014	2013
Net revenues	$219,523	$189,106
Cost of revenues	123,500	111,329

Gross profit	96,023	77,777
Selling, general and administrative expenses	32,221	25,693

Income from operations	63,802	52,084
Other income, net	11,785	8,804

Income before provision for income taxes	75,587	60,888
Income tax expense	17,439	14,464

Net income	$58,148	$46,424

Other Comprehensive Income (loss)
Foreign currency translation adjustments	$24,847	$1,865
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	724	90
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	2,724	211
Reclassification adjustment for gains included in net income	(1,855)	(823)

	869	(612)
Defined benefit pension plans:
Net Profit (loss) arising during period	—	6
Amortization of prior service cost included in net periodic pension cost	2	8

	2	14
Other comprehensive income (loss), before tax	26,442	1,357
Income tax benefit (expense) related to Other Comprehensive Income (loss)	(252)	197

Other comprehensive income (loss), net of tax	26,190	1,554

Comprehensive Income	$84,338	$47,978

Dividend per share	$—	$—
EARNINGS PER SHARE:
Basic	$1.39	$1.11
Diluted	$1.39	$1.11
Weighted average common shares outstanding:
Basic	41,840	41,742

Diluted	41,972	41,839

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$221,839	$178,757
Short term investments	491,046	490,177
Accounts receivable, net of allowance for doubtful accounts of $2,033 and $2,022 at March 31, 2014 and December 31, 2013, respectively	105,109	101,974
Revenue earned in excess of billings	33,262	22,275
Deferred income taxes and other current assets	65,437	49,929

Total current assets	916,693	843,112
Property and equipment	207,240	198,687
Less accumulated depreciation and amortization	95,533	89,082

Property and equipment, net	111,707	109,605
Goodwill	906	906
Non current Term Deposits with Banks		163
Deferred income taxes and other non current assets	45,574	43,390

TOTAL ASSETS	$1,074,880	$997,176

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$46,176	$56,308
Income taxes payable	21,636	19,224
Accounts payable and other current liabilities	38,622	36,661
Deferred revenue	3,096	4,729
Loans and borrowings	7,724	7,363

Total current liabilities	117,254	124,285
Other non current liabilities	12,816	11,970
Non Current loans and borrowings	136,500	138,375

TOTAL LIABILITIES	266,570	274,630

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	808,310	722,546

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,074,880	$997,176